UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    February 25, 2015

Frontier Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-11001	06-0619596
(Commission File Number)	(IRS Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

(203) 614-5600

(Registrant’s telephone number, including area code)

_________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Succession of Chief Executive Officer

On March 3,  2015, Frontier Communications Corporation (the “Company”) announced that Daniel J. McCarthy, its President and Chief Operating Officer and a member of its Board of Directors,  has been elected President and Chief Executive Officer, and Maggie Wilderotter,  its Chairman and Chief Executive Officer, has been elected Executive Chairman,  in each case effective April 3, 2015.

A copy of the press release, dated March 3,  2015, announcing this transition, is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Mr. McCarthy, 50, has served as President and Chief Operating Officer since April 2012 and as a member of the Board of Directors since May 2014.  He was Executive Vice President and Chief Operating Officer from January 2006 to April 2012.  Before this, he was Senior Vice President, Field Operations from December 2004 to December 2005, and Senior Vice President, Broadband Operations from January 2004 to December 2004.

Mr. McCarthy joined the Company in 1990 in the Company’s Kauai, Hawaii, electric division.  In 1995, he moved to Arizona to assume responsibility for the Company's energy operations.  In 2001, he was promoted to President and Chief Operating Officer of Citizens Public Services sector, responsible for the Company's energy and water operations.  He served as President and Chief Operating Officer of Electric Lightwave from January 2002 to December 2004.

Mr. McCarthy is a Trustee of The Committee for Economic Development of The Conference Board, a nonprofit, nonpartisan, business-led, public policy organization.  He serves on the Board of Trustees of Sacred Heart University in Fairfield, Connecticut and is a member of the Western Connecticut Health Network Corporate Advisory Council.

He holds a bachelor's degree in marine engineering from the State University of New York Maritime College at Fort Schuyler, and an M.B.A. from the University of Phoenix.

Mr. McCarthy has no family relationship to any other director or executive officer of the Company.

On February 25,  2015, the Company entered into a letter agreement with Mr. McCarthy pursuant to which, effective April 3, 2015, Mr. McCarthy will become Chief Executive Officer of the Company.  Under the terms of the letter agreement, Mr. McCarthy’s base salary will be $925,000 and he will be eligible to earn a target bonus equal to 125% of his base salary.  In addition, Mr. McCarthy will be entitled to annual target equity grants of $4,250,000, payable in restricted stock awards and performance shares.

Also on February 25, 2015, the Company entered into an amendment to Mrs. Wilderotter’s employment agreement under which Mrs. Wilderotter will step down from her role as Chief Executive Officer and become the Company’s Executive Chairman.  Under the terms of the amendment, Mrs. Wilderotter’s base salary will be $1,000,000 and she will be eligible to earn a target bonus equal to at least 200% of her base salary.  Mrs. Wilderotter will not be entitled to any new equity grants for 2015 or 2016.

If  Mr. McCarthy’s employment were to be terminated without “cause” or by him with “good reason” (each as defined in the letter agreement), the Company would be required to pay him an amount equal to 2.25 times the sum of his base salary and target bonus.  In addition, all of Mr. McCarthy’s restricted stock would vest, and all performance shares granted to him under the Company’s Long-Term Incentive Plan or any other performance incentive plan pursuant to a performance-based vesting schedule would be vested with respect to any service requirement, but the number of shares earned would be based on actual performance against the pre-established goals.  In addition, in such circumstances, he would be entitled to an amount equal to 18 times the monthly COBRA charge for the type of employer-provided health coverage in effect for him.

If Mr. McCarthy’s employment were to be terminated due to his death or in connection with a disability, he or his estate would be entitled to payment of six months’ base salary and a prorated portion of his target bonus for the year of termination.  In addition, all restricted stock would vest, and performance shares would vest pro-rata, based on time served through the date of termination at the target level of shares granted.  Mr. McCarthy, or his spouse, in the event of his death, would also be entitled to an amount equal to 18 times the month COBRA charge for the type of employer-provided coverage in effect for him.

In the event Mr. McCarthy’s employment were to be terminated without “cause” or by him with “good reason” in connection with a “change in control” (as defined in the Severance Plan), Mr. McCarthy would be entitled to the amounts he would receive in connection with a termination by the Company without cause or by him with good reason in a non-change in control context, except that the (a) severance factor would be 3.0 times and (b) number of earned performance shares would be based on actual performance as of the date of the change in control (if determinable), otherwise based on target performance, and these earned shares would vest at the time of the qualifying termination.  In addition, if the successor following a change in control declines to assume Mr. McCarthy’s performance shares, the earned performance shares would vest upon the change in control.

To the extent Mr. McCarthy would be subject to any excise taxes under Section 280G of the Internal Revenue Code, the amounts he would be entitled to receive would be “capped” to avoid any excise tax unless the total payments to be received by him without regard to a cap would result in a higher after-tax benefit.  Mr. McCarthy would be responsible to pay any required excise tax.

Mr. McCarthy’s change in control arrangements are subject to “double-trigger” vesting and do not include gross-up payments for excise taxes imposed under Section 280G of the Code as a result of severance payouts.

Severance arrangements for Mrs. Wilderotter will continue to be governed by her employment agreement, which remain unchanged.

The descriptions of the terms of the Mr. McCarthy’s letter agreement and the amendment to Mrs. Wilderotter’s employment agreement are qualified in their entirety by reference to the full text of such agreements,  copies of which are filed as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Special AT&T Transaction Compensation

On February 25, 2015, the Compensation Committee approved transaction bonuses for the following named executive officers in connection with the successful closing of the Company’s $2 billion acquisition of AT&T’s wireline business, statewide fiber network and U-verse operations in Connecticut.  The Compensation Committee based the bonuses on the significant leadership contributions the officers made in achieving key milestones towards the closing of the AT&T transaction, including due diligence, financing, system cut-overs, and regulatory approvals.  The transaction bonuses for the named executive officers will be paid in cash in March 2015, as set forth in the table below.

Name	Award ($)
Mary Agnes Wilderotter	$500,000
Daniel J. McCarthy	$250,000
John M. Jureller	$200,000
Cecilia K. McKenney	$175,000

Item 9.01        Financial Statements and Exhibits

(d)      Exhibits

10.1     Employment Letter Agreement, dated February 25. 2015, between Frontier Communications Corporation and Daniel J. McCarthy.

10.2     Amendment, dated February 25, 2015, to the Employment Agreement, dated as of November 1, 2004, as amended, between Frontier Communications Corporation and Mary Agnes Wilderotter.

99.1     Press Release of Frontier released March 3,  2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER Communications CORPORATION

Date: March 3, 2015	By:/s/ David G. Schwartz
David G. Schwartz
Vice President, Corporate Counsel
and Assistant Secretary